Exhibit 2.1

STATE OF NEVADA

ROSS MILLER
Secretary of State

SCOTT W. ANDERSON
Deputy Secretary
for Commercial Recordings

OFFICE OF THE
SECRETARY OF STATE

Certified Copy

October 17, 2013

Job Number: C20131017-0794
Reference Number:
Expedite:
Through Date:

The undersigned filing officer hereby certifies that the attached copies are true and exact copies of all requested statements and related subsequent documentation filed with the Secretary of State's Office, Commercial Recordings Division listed on the attached report.

Document Number(s)	Description	Number of Pages
20130678376-73	Articles of Incorporation	3 Pages/1 Copies

Respectfully,

ROSS MILLER
Secretary of State

Certified By: Stephen Loff
Certificate Number: C20131017-0794
You may verify this certificate
online at http://www.nvsos.gov/

ROSS MILLER

Secretary of State

204 North Carson Street, Suite 4

Carson City, Nevada 89701-4520

(775) 684-5706

	Filed in the office of	Document Number 20130678376-73
Articles of Incorporation	/s/ Ross Miller	Filing Date and Time
(PURSUANT TO NRS CHAPTER 78)	Ross Miller	10/17/2013 9:05 am.
	Secretary of State	Entity Number
	State of Nevada	E0502022013-8

1. Name of Corporation:

Thinking Green

2. Registered Agent for Service of Process:

Commercial Registered Agent: The Corporate Place, Inc.

3. Authorized Stock:

Number of shares with par value: 75,000,000

Par value per share $0.001

Number of shares without par value: 0

4. Names and Addresses of the Board of Directors/Trustees

1.	Richard Ham 601 E. Charleston Blvd., Suite 100 Las Vegas, NV 89104

2.	Carla Aufdenkamp 601 E. Charleston Blvd., Suite 100 Las Vegas, NV 89104

5. Purpose:

The purpose of the corporation shall be:

To engage in any legal or lawful activity

6. Name, Address and Signature of Incorporator:

Richard Ham, 601 E. Charleston Blvd., Suite 100, Las Vegas, NV 89104

/s/ Richard Ham

Incorporator Signature

7. Certificate of Acceptance of Appointment of Registered Agent

I hereby accept appointment as Registered Agent for the above Entity:

/s/ Audry Bjarnson	10/16/2013
Authorized Signature of Registered Agent or On Behalf of Registered Agent Entity	Date

Articles of Incorporation

Thinking Green

ARTICLE III is as follows:

The aggregate number of shares which the corporation shall have the authority to issue is Seventy-Five Million (75,000,000) that consists of Seventy-Three Million (73,000,000) shares of common stock at $0.001 par value, and Two Million (2,000,000) shares of Serial Preferred Stock at $0.001 par value.

SECTION A. Each share of Common Stock shall entitle the holder thereof to one vote on any matter submitted to a vote of or for consent of holders of Common Stock. Subject to the provisions of applicable law and this Article Ill, any dividends paid or distributed on or with respect to the Common Stock of the corporation shall be paid or distributed ratably to the holders of its Common Stock. In the event of any liquidation. dissolution or winding-up of the corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the corporation and any amounts to which the holders of any Serial Preferred Stock shall be entitled, as hereinafter provided, the holders of Common Stock shall be entitled to share ratably in the remaining assets of the corporation.

SECTION B. Subject to the terms and provisions of this Article Ill, the Board of Directors is authorized to provide from time to time for the issuance of shares of Serial Preferred Stock in series and to fix and determine from time to time before issuance the designation and relative rights and preferences of the shares of each series of Serial Preferred Stock and the restrictions or qualifications thereof, including, without limiting the generality of the foregoing, the following:

(1)	The series designation and authorized number of shares;

(2)	The dividend rate and the date or dates on which such dividends will be payable;

(3)	The amount or amounts to be received by the holders in the event of voluntary or involuntary dissolution or liquidation of the corporation;

(4)	The price or prices at which shares may be redeemed, If any, and any terms, conditions, limitations upon such redemptions.

(5)	The sinking fund provisions, if any, for redemption or purchase of shares; and

(6)	The terms and conditions, if any, on which shares may be converted at the election of the holders thereof into shares of other capital stock, or of other series of Serial Preferred Stock, of the corporation.

SECTION C. The holders of the shares of Common Stock or Serial Preferred Stock shall not be entitled to cumulative voting on any matter.

SECTION D. Voting Rights. Except as otherwise required by law or pursuant to any other provision hereof, the holders of Serial Preferred shall have no voting rights.

SECTION E. Conversion Rights. The holders of Serial Preferred shall have rights with respect to the conversion of the Preferred into shares of Common Stock (the 'Conversion Rights) as determined by the Board of Directors.

SECTION F. No Redemption. The Company shall be under no obligation to redeem all or any portion of the Preferred at any time.